Exhibit 99.1

Ambac Assurance Reaches Definitive Agreement On and Receives Confirmation of OCI Support for a Transformational Plan to Conclude the Segregated Account Rehabilitation

Pro-Forma Impact of Transaction as of March 31, 2017 to add approximately $8.02 of Book Value per Share and approximately $9.83 of Adjusted Book Value per Share (1)

Management to Host Conference Call on July 20, 2017 at 8:30am ET
NEW YORK, NY, July 19, 2017 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) (“AFG”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC” and together with AFG, “Ambac” or the “Company”), provide financial guarantees, announced today that Ambac has entered into a rehabilitation exit support agreement with a group of holders (the “Supporting Holders”) of beneficial interests in Deferred Amounts (“DPOs”) of the Segregated Account of AAC (“the Segregated Account”) and AAC surplus notes due 2020 (the “General Account Surplus Notes”) regarding a holistic restructuring transaction (the “Transaction”) designed to facilitate the conclusion of the rehabilitation of the Segregated Account. AAC has also received confirmation from the Office of the Commissioner of Insurance for the State of Wisconsin (“OCI”) of its support for the Transaction and its intention to move forward with an amendment to the Plan of Rehabilitation for the Segregated Account (the “Amendment”) to conclude the rehabilitation of the Segregated Account.

Commenting on this achievement, Claude LeBlanc, President and Chief Executive Officer, said “I am very pleased Ambac has reached agreement on this comprehensive and transformational Transaction that will greatly improve the Company’s overall financial condition. I am also pleased that we have received confirmation from the OCI of its support and intention to move forward with the Amendment.” Mr. LeBlanc continued, “This Transaction marks a significant milestone for Ambac. Upon consummation, the Transaction will materially strengthen our balance sheet, create significant value for all of our stakeholders and place Ambac in a strong position to explore future opportunities to further create value for shareholders.”

The Transaction consists of three main components, which in the aggregate satisfy the OCI’s regulatory capital requirements for the Segregated Account’s exit from rehabilitation: (i) the Amendment, pursuant to which all DPOs, equal to approximately $3.7 billion as of March 31, 2017, including accretion amounts, will be satisfied and discharged, and the exchange offer transactions (the “Exchange Transactions”) relating to General Account Surplus Notes that total approximately $1.2 billion in principal amount outstanding, plus accrued and unpaid interest, as of March 31, 2017, (ii) the issuance of $240 million of Tier 2 Notes (described below), which have been fully committed by a group of investors (subject to definitive documentation) and (iii) the execution of certain material regulatory capital accretive transactions, which have already been completed.

The Amendment and Exchange Transactions, if consummated, include a 6.5% discount and would provide to AAC and third party holders of beneficial interests in DPOs and General Account Surplus Notes, an effective consideration package totaling 93.5% of each dollar of accretive value, consisting of: (i) 40% cash, (ii) 41% newly issued notes secured by certain recoveries from RMBS representation and warranty and fraud litigation (“RMBS Litigations”) and other collateral, and (iii) 12.5% existing General Account Surplus Notes. In conjunction with, and upon consummation of, the Amendment and the Exchange Transactions, AAC will also issue $240 million of new money notes (the “Tier 2 Notes”) secured by recoveries from RMBS Litigations (after reinsurance) in excess of $1.6 billion.

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(1)	Adjusted Book Value is a Non-GAAP measure. Please refer to the Non-GAAP Financial Measures section of this press release for further information

If consummated, the Transaction will on a pro forma basis, as of March 31, 2017, result in an increase of approximately $361.1 million or $8.02 of Book Value per share and approximately $461.4 million or $9.83 of Adjusted Book Value per share (1). The increase to Book Value and Adjusted Book Value is driven primarily by (i) certain regulatory capital accretive transactions, (ii) acceleration of income related to investments in AAC insured RMBS securities and (iii) the application of the discount, net of amounts deferred, described herein on the accreted value of the DPOs and the General Account Surplus Notes.
The Supporting Holders represent over 50% (58% including amounts held by AFG and AAC’s general account) of the principal amount outstanding of General Account Surplus Notes, and 34% (61% including amounts held by AFG and AAC’s general account) of the DPOs, in each case held by third parties and have agreed to support the Transaction, subject to certain conditions precedent set forth in the rehabilitation exit support agreement. These amounts represent estimated holdings as of June 30, 2017.
Consummation of the Amendment and Exchange Transactions and the issuance of the Tier 2 Notes are subject to a number of conditions, including, among others, approval by the Rehabilitation Court in Dane County Wisconsin and the requisite participation of holders of General Account Surplus Notes in the Exchange Transactions. If all conditions are met, the Amendment, Exchange Transactions and the issuance of the Tier 2 Notes are anticipated to close during the fourth quarter of 2017. No assurance can be given as to whether or when such conditions will be satisfied or the ultimate timing or likelihood of any closing.
A Form 8-K detailing the full terms of the Transaction and the issuance of the Tier 2 Notes will be filed with the Securities and Exchange Commission. A presentation that supports this announcement will be posted to www.ambac.com prior to the conference call.
A statement from the OCI regarding this Transaction can be found at www.ambacpolicyholders.com.
Conference Call and Webcast
On July 20, 2017 at 8:30 am (ET), Ambac will host a conference call to discuss the transactions described in this release. A live audio webcast of the call will be available through the Investor Relations section of Ambac's website, http://ir.ambac.com/events.cfm. Participants may also listen via telephone by dialing 833-227-5847 (Domestic) or 647-689-4074 (International). A replay of the call will be available through June 27, 2017 at (800) 585-8367(Domestic) or (416) 621-4642 (International). The webcast will be archived on Ambac's website.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiaries, AAC, Everspan Financial Guarantee Corp. and Ambac Assurance UK Limited ("Ambac UK"), provide financial guarantees to clients in both the public and private sectors globally. AAC, including the Segregated Account of AAC (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac’s primary goal is to maximize stockholder value by executing the following key strategies: active runoff of AAC and its subsidiaries through transaction terminations, policy commutations, settlements and restructurings that we believe will improve our risk profile, and maximizing the risk-adjusted return on invested assets; loss recovery through litigation and exercise of contractual and legal rights; improved cost effectiveness and efficiency of the operating platform; rationalization of AAC's capital and liability structures, enabling simplification of corporate governance and facilitating the successful rehabilitation of the Segregated Account; and selective business transactions offering attractive risk adjusted returns that, among other things, may permit utilization of Ambac’s tax net operating loss carry-forwards. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock or a holder of 5% or more of Ambac's common stock increases its ownership interest. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Important Information and Forward-Looking Statements
This press release is not an offer to exchange or a solicitation or acceptance of an offer to exchange any securities, which may be made only pursuant to the terms and conditions of an offering memorandum, nor is this press release an offer to buy or a solicitation or acceptance of an offer to buy any securities. In addition, this press release is not a solicitation of any consents from holders of General Account Surplus Notes.
This press release includes statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements in this press release may turn out to be incorrect and are based on management’s current belief or opinions. AFG’s actual results may vary materially, and there are no guarantees about the performance of AFG’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) the highly speculative nature of AFG’s common stock and volatility in the price of AFG’s common stock; (2) uncertainty concerning our ability to achieve value for holders of AFG securities, whether from AAC or from transactions or opportunities apart from AAC; (3) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (4) potential of rehabilitation proceedings against AAC; (5) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (6) inadequacy of reserves established for losses and loss expenses and possibility that changes in loss reserves may result in further volatility of earnings; (7) decisions made by the rehabilitator of the Segregated Account for the benefit of policyholders that may result in material adverse consequences for holders of AFG’s securities or holders of securities issued or insured by AAC or the Segregated Account; (8) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings or other restructuring proceedings by public finance issuers; (9) our inability to realize the expected recoveries included in our financial statements; (10) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (11) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss; (12) risks associated with adverse selection as our insured portfolio runs off; (13) adverse effects on operating results or our financial position resulting from measures taken to reduce risks in our insured portfolio; (14) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (15) our inability to monetize assets, restructure or exchange outstanding debt and insurance obligations, or commute or reduce insured exposures, or the failure of any such transaction to deliver anticipated results; (16) our substantial indebtedness could adversely affect our financial condition, operating flexibility and ability to obtain financing in the future; (17) restrictive covenants in agreements and instruments may impair our ability to pursue or achieve our business strategies; (18) loss of control rights in transactions for which we provide insurance due to a finding that AAC has defaulted, whether due to the Segregated Account rehabilitation proceedings or otherwise; (19) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset; (20) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (21) risks attendant to the change in composition of securities in our investment portfolio; (22) changes in tax law; (23) changes in prevailing interest rates; (24) factors that may influence the amount of installment premiums paid to AFG, including the Segregated Account rehabilitation proceedings; (25) default by one or more of AAC’s portfolio investments, insured issuers or counterparties; (26) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (27) risks relating to determinations of amounts of impairments taken on investments; (28) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (29) our inability to realize value from Ambac Assurance UK Limited or other subsidiaries of AAC; (30) system security risks; (31) market spreads and pricing on derivative products insured or issued by AFG or its subsidiaries; (32) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (33) changes in accounting principles or practices that may impact AFG’s reported financial results; (34) legislative and regulatory developments; (35) the economic impact of “Brexit” may have an adverse effect on AFG’s insured international portfolio and the value of its foreign investments, both of which primarily reside with its subsidiary Ambac UK; (36) operational risks, including with respect to internal processes, risk and investment models, systems and employees, and failures in services or products provided by third parties; (37) AFG’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (38) other risks and uncertainties that have not been identified at this time.
Pro-Forma Adjustments
The unaudited Pro-forma adjustments included herein are based upon available information at the date hereof and upon assumptions and estimates that AAC believes are reasonable under the circumstances, including the terms of the Transactions. The assumptions and estimates that the Pro-forma is based upon are subject to change, and even small alterations in the underlying assumptions and estimates of the Pro-forma can have a significant impact upon it. The Pro-forma is provided for informational purposes only and does not purport to represent what the results of operations or financial condition will be on the date on which any of the Transactions occur, nor what the results or financial condition will be if the Transactions do not occur, nor do they purport to project the results of operations or financial condition for any future period or as of any future date. The Pro-forma was not prepared in accordance with Regulation S-X or any other rules or regulations of the U.S. Securities and Exchange Commission (the “SEC”). The Pro-forma should be read in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” in Part II, Item 7 and Ambac’s audited Consolidated Financial Statements in Part II, Item 8 of the Ambac’s Annual Report for the year ended December 31, 2016 on Form 10-K filed with the SEC and the Ambac’s unaudited Consolidated Financial Statements in Part I, Item 1 of the Ambac’s Form 10-Q for the period ended March 31, 2017 filed with the SEC. Ambac has not updated the Pro-forma as a result of any changes to the assumptions or estimates used, the occurrence of actual or proposed events, and it does not undertake to provide any update at any time. Ambac makes no representation that the Pro-forma will satisfy the requirements of any person, and no person should rely on the Pro-forma for any reason whatsoever.
The following pro-forma balance sheet includes the impact of each of the Transaction components as if they had occurred on March 31, 2017. Recognition of the impact of the Transaction components will occur over future quarters when the relevant Transaction components close, beginning in the second quarter of 2017:

Ambac Financial Group, Inc.
Condensed Balance Sheet
Reported March 31, 2017 to Pro-Forma Post Restructuring

($ in millions)	(Unaudited) Reported March 31, 2017	Regulatory Capital Accretive Transactions	Amendment, Exchanges and Tier 2	(Unaudited) Pro-forma Post Restructuring
Assets	$22,763.6	$(138.9)	$(2,381.3)	$20,243.4

Liabilities	$20,874.7	$(196)	$(2,685.3)	$17,993.4

AFG, Inc. Stockholders' Equity	$1,624.8	$57.1	$304.0	$1,985.9
Non-Controlling Interest	264.1	—	—	264.1
Total Stockholders' Equity	$1,888.9	$57.1	$304.0	$2,250.0
Total Liabilities and Stockholders' Equity	$22,763.6	$(138.9)	$(2,381.3)	$20,243.4

Non-GAAP Financial Measures
Adjusted Book Value is a non-GAAP measure, which is a numerical measure of financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The most directly comparable GAAP measure is Total Ambac Financial Group, Inc. stockholders' equity. We present the non-GAAP financial measure because it provides greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that Ambac believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Adjusted Book Value is not a substitute for Ambac's GAAP reporting, should not be viewed in isolation, may be subject to change, and may differ from similar reporting provided by other companies, which may define this non-GAAP measure differently.
CONTACTS:
Lisa A. Kampf
Managing Director, Investor Relations
(212) 208-3177
lkampf@ambac.com
Source: Ambac Financial Group, Inc.

The following table reconciles Total Ambac Financial Group, Inc. stockholders' equity to the non-GAAP measures Adjusted Book Value on both a reported and Pro-forma basis as of March 31, 2017:

Ambac Financial Group, Inc.
Adjusted Book Value

	(Unaudited)		(Unaudited)
	Reported		Pro-Forma
	March 31, 2017		Post Restructuring
$ in millions (other than per share data)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Total Ambac Financial Group, Inc. stockholders’ equity (Book Value)	$1,624.8	$35.92	$1,985.9	$43.90
Adjustments:
Non-credit impairment fair value losses on credit derivatives	13.2	0.29	13.2	0.29
Insurance intangible asset	(931.2)	(20.58)	(924.2)	(20.45)
Ambac CVA on interest derivative liabilities	(42.9)	(0.95)	—	—
Net unearned premiums and fees in excess of expected losses	701.4	15.51	699.2	15.47
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(140.2)	(3.10)	(105.5)	(2.33)
Adjusted Book Value	$1,225.1	$27.09	$1,686.6	$36.90
Shares outstanding (in millions)		45.2		45.2